Exhibit 10.6A





RESOLVED:   That  Section 4 (e) of the 1993 Stock  Plan  for
Employees and Directors of Littelfuse, Inc. be amended by revising the second sentence thereof to read as follows:

"Commencing in 1995, each Eligible Director shall be automatically granted a non-qualified option to purchase 2, 200 shares of Common Stock, and commencing in 1997, each Eligible Director shall be automatically granted a non-qualified option to purchase 2,500 shares of Common Stock, which option shall be granted on the date of the first meeting of the Board of Directors of the corporation following each annual meeting of the stockholders of the Corporation (hereinafter sometimes referred to as the "Annual Eligible Director Stock Options" and sometimes, together with the Initial Eligible Director Stock Options, as the "Eligible Director Stock Options").